Exhibit No. (23)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Kimberly-Clark Corporation’s Registration Statements on Form S-8 (Nos. 33-49050, 33-58402, 33-64063, 33-64689, 333-02607, 333-06996, 333-17367, 333-38385, 333-43647, 333-71661, 333-85099, 333-94139, 333-51922, 333-61010, 333-62358, 333-89314, and 333-104099) and No. 333-105990 on Form S-3 of our reports dated February 22, 2005 relating to the financial statements and financial statement schedule of Kimberly-Clark Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph regarding a change in the Corporation’s method of accounting for customer coupons) and management’s report of the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Kimberly-Clark Corporation for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Dallas, Texas
February 24, 2005